Exhibit 99.1

VIA EMAIL

May 15, 2024

Behdad Eghbali
Co-Founder and Managing Partner
Clearlake Capital Group, L.P.
233 Wilshire Blvd., Suite 800
Santa Monica, CA 90401

Mr. Eghbali,

On behalf of the Board of Directors of Blackbaud, Inc., we are writing in response to the non-binding indication of interest that Clearlake Capital Group submitted on April 14, 2024, to acquire all of the outstanding shares of Blackbaud common stock for $80.00 per share in cash.

After careful consideration, and in consultation with the Company’s independent financial and legal advisors, the Blackbaud Board has unanimously concluded that Clearlake’s indication of interest significantly undervalues the Company and is not in the best interests of all Blackbaud stockholders. We are confident in our ability to deliver significant, sustainable value for Blackbaud stockholders that far exceeds $80.00 per share through the continued execution of the Company’s business plan.

Sincerely,

/s/ Andrew Leitch Andrew Leitch Chairman of the Board of Directors	/s/ Michael Gianoni Michael Gianoni Vice Chairman of the Board of Directors, President and CEO